                                                                     Exhibit 8.2

                            As of October _____, 2002


Corporate Property Associates 15 Incorporated
50 Rockefeller Plaza
New York, New York  10020

Re:  Corporate Property Associates 15 Incorporated

Gentlemen:

         Corporate Property Associates 15 Incorporated (the "Company") is a Maryland corporation which intends to qualify as a real estate investment trust (a "REIT") for Federal income tax purposes. The Company intends to make a public offering of 60,000,000 shares of its common stock, $.001 par value (the "Shares"). The Company has requested our opinion as to whether, pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.
Sections 1001-1461 ("ERISA"), the assets of the Company would be treated as the assets of an employee benefit plan by virtue of that plan's purchase of Shares.

         In rendering our opinion, we have reviewed the Registration Statement on Form S-11, Registration No. 333-______ (the "Registration Statement"), and the prospectus (the "Prospectus") included therein, as filed by the Company with the Securities and Exchange Commission (the "SEC"), and the Company's Articles of Incorporation and Bylaws, each as amended (if amended). We have assumed the authenticity of the documents provided and have not attempted to verify independently any factual information.

         Based on and subject to the foregoing, we are of the opinion that as of the date hereof:

         (1) Assuming the offering takes place as described in the Prospectus, the Shares should constitute "publicly-offered securities," as that term is used in a regulation promulgated by the U.S. Department of Labor (the "Department") and codified at 29 C.F.R. Section 2510.3-101, such that the underlying assets of the Company should not be considered to be plan assets by virtue of an employee benefit plan's purchase of Shares; and

         (2) The discussions contained in the portions of the Prospectus entitled "Risk Factors--Special considerations for pension or profit-sharing trusts, Keoghs or IRAs" and "ERISA Considerations" (all of which are incorporated by reference into this opinion) accurately reflect the relevant state of the law affecting employee benefit plans and their fiduciaries.

                                        2500 One Liberty Place          Delaware
                                            1650 Market Street        New Jersey
                                   Philadelphia, PA 19103-7301          New York
                                                  215.851.8100      Pennsylvania
                                              Fax 215.851.1520          Virginia
                                                                  Washington, DC

                                                       r e e d s m i t h . c o m

PHLLIB-0532943.01-JLCEDERW
October 9, 2002  12:28 AM
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Corporate Property Associates 15 Incorporated                     Reed Smith LLP
October _____, 2002
Page 2



         This opinion is based on existing law which is to a large extent the result of a regulation by the Department. No assurance can be given that administrative opinions or judicial decisions may not be forthcoming which would modify the conclusions expressed in this opinion.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "ERISA Considerations" and "Risk Factors" therein concerning this opinion.

                                           Sincerely,



                                           REED SMITH LLP